Exhbiit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Banco Santander, S.A. of our report dated June 18, 2026, appearing in the Annual Report on Form 11-K of the Webster Bank Retirement Savings Plan for the year ended December 31, 2025.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Bethesda, Maryland

August 19, 2026